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Exhibit 10.15

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into as of the 31st day of August, 2005, by and among Deja Foods,  Inc., a Nevada corporation (the "Company"), and Myron D. Stoltzfus, Sr. ("Stoltzfus").

EXPLANATORY STATEMENT

        A.    The Company desires to employ Stoltzfus as its Senior Vice President and as provided herein.

        B.    Stoltzfus desires to accept such employment.

        NOW, THEREFORE, for and in consideration of the foregoing Explanatory Statement that is made a substantive part of this Agreement and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1.    Employment.    The Company hereby employs Stoltzfus and Stoltzfus hereby accepts employment with the Company as its Senior Vice President upon the terms and conditions hereinafter set forth.

          2.    Duties.    Stoltzfus will serve the Company as Senior Vice President and will faithfully and diligently perform the services and functions relating to such position or otherwise reasonably incident to such position, provided that all such services and functions will be reasonable and within Stoltzfus's area of expertise. Stoltzfus's specific duties shall include those related to (i) all phases of the Company's expansion into additional wholesale food markets; (ii) coordination of the Company's expansion; (iii) coordination of the implementation of the Company's "Platinum Group" plan; and (iii) such other duties as the Company may reasonably direct. Stoltzfus will, during the term of this Agreement (or any extension thereof), devote his time, attention and skills and best efforts as a full time employee to the promotion of the business of the Company, except that he may devote such time as is necessary to his import/export business.

          3.    Term.    This Agreement and Stoltzfus's employment shall commence on September 1, 2005, (the "Effective Date") and shall continue for a term of three years ("Initial Term") unless terminated earlier in accordance with this Agreement. The term of this Agreement may be extended by agreement of the Company and Stoltzfus.

          4.    Compensation.    As compensation for the services rendered to the Company under this Agreement commencing on the Effective Date hereof, Stoltzfus will be paid a base salary of One Hundred and Twenty Thousand dollars ($120,000) per year, payable monthly, in arrears, in bi-monthly installments or in accordance with the then current payroll policies of the Company or as otherwise agreed to by the parties (the "Salary"). On each yearly anniversary date of the commencement of the Term of this Agreement, the base salary of Stoltzfus will increase by the percentage of the cost of living increase during the past 12 months as reported by the U.S. Department of Labor, Philadelphia-Wilmington-Atlantic City area. In addition, at any time and from time to time, the Salary may be increased if so determined by the Company's board of directors after a review of Stoltzfus's performance of his duties hereunder. Further, the Company's board of directors may provide performance bonuses, at its sole discretion, to Stoltzfus upon criteria that may be established by the Board.

          5.    Termination.    This Agreement will terminate and no additional payments of compensation will be due hereunder upon the occurrence of any of the following events:

      a.
      The death of Stoltzfus;

      b.
      The "Total Disability" (as hereinafter defined) of Stoltzfus;

      c.
      Written notice to Stoltzfus from the Company of termination for "Cause" (as hereinafter defined);

      d.
      The voluntary termination of this Agreement by Stoltzfus upon sixty (60) days prior written notice;

      e.
      The later of three (3) years from the Effective Date of this Agreement or the date to which this Agreement is extended in accordance with Section 3 above.

        For purposes of Section 5b, the term "Total Disability" means physical or mental disability, or both, determined to be (or reasonably expected to be, based upon then available medical information) of not less than six (6) months duration or more. The determination shall rest upon the opinion of the physician regularly attending Stoltzfus. If the Company disagrees with said physician's opinion, the Company may engage at their own expense a physician to examine the Stoltzfus, and Stoltzfus hereby consents to such examination and to waive, if applicable any privilege between the physician and Stoltzfus that may arise as a result of said examination. If after conferring, the two physicians cannot concur on a final opinion, they shall choose a third consulting physician whose opinion shall control. The expense of the third consulting physician shall be borne equally by the Stoltzfus and the Company.

        For purposes of Section 5c, "Cause" means (i) Stoltzfus has failed to substantially perform his duties as reasonably determined by the Chief Executive Officer of the Company or the Board of Directors of the Company, (ii) Stoltzfus engages in poor performance that is not cured within thirty (30) days after counseling by the Company, (iii) Stoltzfus has failed to comply with the reasonable directives and policies of the Board of Directors of the Company or the Chief Executive Officer of the Company, or (iv) Stoltzfus breaches his fiduciary duty to the Company or commits any dishonest, unethical, fraudulent, or felonious act in respect to Stoltzfus's duties to the Company.

          6.    Benefits.    Stoltzfus shall be entitled to participate in any Company benefits as they become available, if at all, including group medical and dental insurance, life insurance, incentive compensation, deferred compensation, stock option plans or other Company programs or plans which are offered to other Company executives. Further, Stoltzfus will be provided a reasonable office and support in the Denver, Pennsylvania area for the performance of his duties under this Agreement.

          7.    Business Expenses.    Upon submission of proper documentation, the Company shall pay or reimburse Stoltzfus for all reasonable and necessary office, telephone, travel and other expenses which are incurred by Stoltzfus in the pursuit of Stoltzfus's duties on behalf of the Company.

          8.    Confidentiality.

          a.    Confidentiality.

            (1)   Stoltzfus acknowledges that in Stoltzfus's employment hereunder, Stoltzfus will be making use of, acquiring and adding to the Company's trade secrets and its confidential and proprietary information of a special and unique nature and value relating to such matters as, but not limited to, the Company's business operations, internal structure, financial affairs, programs, software systems, procedures, manuals, confidential reports, lists of clients and prospective clients and sales and marketing methods, as well as the amount, nature and type of services, equipment and methods used and preferred by the Company's clients and the fees paid by such clients, all of which shall be deemed to be confidential information. Stoltzfus acknowledges that such confidential information has been and will continue to be of central importance to the business of the Company and that disclosure of it to or its use by others could cause substantial loss to the Company. In consideration of employment by the Company, Stoltzfus agrees that during the Initial Term and any renewal term of this Agreement and upon and after leaving the employ of the Company for any reason whatsoever, Stoltzfus shall not, for any purpose whatsoever, directly or indirectly, divulge or disclose to any person or entity any of such confidential information which was obtained by Stoltzfus as a result of the Stoltzfus's employment with the Company or any trade secrets of the Company, but shall hold all of the same confidential and inviolate.

            (2)   All contracts, agreements, financial books, records, instruments and documents; client lists; memoranda; data; reports; programs; software, tapes; Rolodexes; telephone and address books; letters; research; card decks; listings; programming; and any other instruments, records or documents relating or pertaining to clients serviced by the Company or Stoltzfus, the services rendered by Stoltzfus, or the business of the Company (collectively, the "Records") shall at all times be and remain the property of the Company. Upon termination of this Agreement and Stoltzfus's employment under this Agreement for any reason whatsoever, Stoltzfus shall return to the Company all Records (whether furnished by the Company or prepared by Stoltzfus), and Stoltzfus shall neither make nor retain any copies of any of such Records after such termination.

            (3)   All inventions and other creations, whether or not patentable or copyrightable, and all ideas, reports and other creative works, including, without limitation, computer programs, manuals and related materials, made or conceived in whole or in part by Stoltzfus while employed by the Company and within one year thereafter, which relate in any manner whatsoever to the business, existing or proposed, of the Company or any other business or research or development effort in which the Company or any of its subsidiaries or affiliates engages during Stoltzfus's employment by the Company will be disclosed promptly by Stoltzfus to the Company and shall be the sole and exclusive property of the Company. All copyrightable works created by Stoltzfus and covered by this Section 8b(3) shall be deemed to be works for hire. Stoltzfus shall cooperate with the Company in patenting or copyrighting all such inventions, ideas, reports and other creative works, shall execute, acknowledge, seal and deliver all documents tendered by the Company to evidence its ownership thereof through the world, and shall cooperate with the Company obtaining, defending and enforcing its rights therein.

          b.    Enforceability.    In the event of the breach of the covenants contained in this Section 8, it is understood that damages will be difficult to ascertain and the Company may petition a court of law or equity for injunctive relief in addition to any other relief which the Company may have under the law, this Agreement or any other agreement executed in connection herewith. In connection with the bringing of any legal or equitable action for the enforcement of this Agreement, the Company shall be entitled to recover, whether the Company seeks equitable relief, and regardless of what relief is afforded, such reasonable attorneys' fees and expenses as the Company may incur in prosecution of the Company's claim for breach hereof.

        It is hereby agreed that the provisions of this Section 8 are separate and independent from the other provisions of this Agreement, that these provisions are specifically enforceable by the Company notwithstanding any claim by Stoltzfus that the Company has violated or breached this Agreement or any claim that Stoltzfus is entitled to any offset or compensation.

        To induce the Company to enter into this Agreement, Stoltzfus represents and warrants to the Company that Section 8 of this Agreement is enforceable by the Company in accordance with its terms.

        The parties hereto agree that to the extent that any provision or portion of Section 8 of this Agreement shall be held, found or deemed to be unreasonable, unlawful or unenforceable by a court of competent jurisdiction, then any such provision or portion thereof shall be deemed to be modified to the extent necessary in order that any such provision or portion thereof shall be legally enforceable to the fullest extent permitted by applicable law; and the parties hereto do further agree that any court of competent jurisdiction shall, and the parties hereto do hereby expressly authorize, request and empower any court of competent jurisdiction to, enforce any such provision or portion thereof or to modify any such provision or portion thereof in order that any such provision or portion thereof shall be enforced by such court to the fullest extent permitted by applicable law.

          9.    Waiver of Breach.    The waiver by any party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach by any party.

          10.    Notices.    Any notices, consents, demands, request, approvals and other communications to be given under this Agreement by either party to the other will be deemed to have been duly given if given in writing and personally delivered, faxed or if sent by mail, registered or certified, postage prepaid with return receipt requested, as follows:

If to the Company:	Deja Foods, Inc. 16501 Ventura Blvd., Suite 503 Encino, CA 91436 Attn: David Fox, President
If to Stoltzfus:	Myron D. Stoltzfus, Sr. 308 Washington Street] Denver, PA 17517

          Notices delivered personally will be deemed communicated as of actual receipt, notices by fax shall be deemed delivered when such notices are faxed to recipient's fax number and notices by mail shall be deemed delivered when mailed.

          11.    Entire Agreement.    This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understanding, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

          12.    Severability.    If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during this Agreement, such provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically, as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

          13.    Governing Law.    To the extent permitted by applicable law, this Agreement and the rights and obligations of the parties will be governed by and construed and enforced exclusively in accordance with the substantive laws (but not the rules governing conflicts of laws) of the State of California and the State of California shall have exclusive jurisdiction regarding any legal actions relating to this Agreement.

          14.    Captions.    The captions in this Agreement are for convenience of reference only and will not limit or otherwise affect any of the terms or provisions hereof.

          15.    Gender and Number.    When the context requires, the gender of all words used herein will include the masculine, feminine and neuter, and the number of all words will include the singular and plural.

          16.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which will constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

THE COMPANY:		STOLTZFUS:
Deja Foods, Inc., a Nevada corporation

By:	David Fox, President	Myron D. Stoltzfus, Sr.

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